EXHIBIT 19.1

Intercontinental Exchange, Inc.
Global Personal Trading Policy
Version 1.20
Dated: January 2026

TABLE OF CONTENTS

I. BACKGROUND	Page 3
A. The Need for a Personal Trading Policy	Page 3
B. Key Definitions	Page 3
C. Applicability	Page 7
D. Legality of Transactions	Page 8
E. The Prohibition Against Insider Trading	Page 8
F. “Tipping” Material Non-public Information is Prohibited	Page 9
G. Transactions by Family or Household Members	Page 9
H. Internet Postings and Social Media	Page 9
I. Termination of Employment	Page 9
II. TRADING IN ICE STOCK	Page 10
A. Trading Windows and Blackout Periods	Page 10
B. Pre-Clearance of Trading in ICE Stock Required by Covered Persons and Non-Executive Board Directors	Page 10
C. Gifting of ICE Stock	Page 11
D. Additional Limitations on Trading in ICE Debt, Other ICE Securities and ICE Stock	Page 11
E. Dividend Reinvestments in ICE Stock	Page 11
F. Monitoring of Transactions in ICE Stock for Covered Persons	Page 12
G. Direct Share Purchase Plans in ICE Stock	Page 12
H. 10b5-1 Plans	Page 12
I. Transactions Related to Company Benefit Plans	Page 12
III. TRADING IN OTHER PRODUCTS OR SECURITIES	Page 13
A. Prohibition on Trading in ICE Products (other than Exchange-Traded Securities)	Page 13
B. Trading in Exchange-Traded Securities and Financial and Commodity Interests	Page 13
i. Prohibition on Participating in Initial Public Offerings on NYSE Group Markets	Page 13
ii. Mandatory Five Business Day Holding Period Applicable to Employees’ Transactions in Exchange-Traded Securities, Financial and Commodity Interests and Other Securities	Page 13
IV. MISCELLANEOUS PROVISIONS	Page 14
A. SEC Section 16 and Rule 144 Compliance	Page 14
B. Reporting, Compliance Monitoring and Violations	Page 14

I.BACKGROUND
A.The Need for a Personal Trading Policy
Intercontinental Exchange, Inc. and all subsidiaries and entities controlled by it (“ICE” or the “Company”) take the responsibility to safeguard against insider trading very seriously and have adopted this Global Personal Trading Policy (this “Policy”). Given ICE’s role as the leading global network of exchanges and clearing houses, including the high profile nature of operating the New York Stock Exchange (“NYSE”), compliance with all aspects of this Policy is critical to maintaining the integrity of our markets, as well as the trust of our customers and regulators. Capitalized terms used in this Policy and not defined have the meanings set forth in Section I.B Key Definitions below.
Insider trading – the buying or selling of Financial and Commodity Interests, Exchange-Traded Securities and other securities when you possess Material Non-public Information – violates the law and undermines the transparency and fairness of our operations of the markets. Every jurisdiction in which we operate has laws in place to prevent improper trading. For example, in the United States, there are Federal laws that permit the U.S. Securities and Exchange Commission (the “SEC”) and the Justice Department to bring civil and criminal charges against individuals, companies and other “controlling persons” for insider trading. Further, the Company must take steps to implement preventive policies and procedures covering personal trading, which includes the trading in ICE Stock. The penalties for violations of these laws can be significant and may involve large monetary fines and imprisonment for the individuals involved, as well as large monetary fines against the Company. In addition, the Company may take disciplinary action or impose sanctions for violations of this Policy, including dismissal for cause. Any of the above consequences could seriously tarnish one’s reputation and irreparably damage one’s career.
Given the severe consequences of trading on Material Non-public Information or failure by the Company to take appropriate steps to prevent insider trading, compliance with this Policy is of the utmost importance. You have the ultimate responsibility for adhering to the specific requirements and intent of this Policy and are required to observe the general trading standards set forth below in carrying out personal transactions in Exchange-Traded Securities, Financial and Commodity Interests and other securities.
B.Key Definitions

TERM	DEFINITION

Material Non-public Information
Material Non-public information is information that is both “Material” and “Non-public”.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a Financial and Commodity Interest, Exchange-Traded Security or other security or if it reasonably could be expected to affect the price of a Financial and Commodity Interest, Exchange-Traded Security or other security. Examples of information, that could be material depending on the particular circumstances include, but are not limited to:
•Projections of future earnings or losses or actual changes in earnings inconsistent with expectations;
•A pending or prospective transaction, joint venture, merger, acquisition, change in assets, tender offer, financing or change in control;
•A significant sale of assets or disposition of a subsidiary or operation;
•Inclusion or exclusion from an index;
•A gain or loss of a significant contract, customer or supplier, or significant changes in the profitability of a current contract;
•Changes in management, major personnel changes or labor negotiations;
•Financial liquidity problems, bankruptcies or receiverships;
•Significant expansion or curtailment of operations;
•Changes in auditors or auditor notification that the issuer may no longer rely on the audit report or that the auditor’s opinion will be qualified;
•Events regarding Digital Assets (e.g., information related to assets such as custody, trading strategies, listing or delisting), Financial and Commodity Interests (e.g. production levels, trading strategies and/or position information of market participants, or monetary authority announcements), or Exchange-Traded Securities (e.g., defaults on senior securities, calls of securities for redemption, breaches of covenants relating to debt obligations, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders, public or private sales of additional securities);
•Changes in credit rating or outlook;
•Actual or threatened material litigation, claims or investigations, as well as any significant developments in connection with such matters (such as termination or resolution of such matters);
•Market, trade or position information contained in any format or application (e.g., order book or trade blotter); and
•The occurrence, or suspected occurrence, of a potentially significant cybersecurity incident.

The examples above are merely illustrative and are not exhaustive, and other types of information may be material at any particular time depending upon the circumstances. Both positive and negative information can be material, and the question of whether particular information is material is subjective, context-dependent and often judged in hindsight.
Non-public Information. Non-public information is information that is not generally known or available to the public. Information is considered available to the public only when (i) it has been released to the public through appropriate channels (e.g., by means of a press release or a filing with the SEC) and (ii) enough time has elapsed to permit the market to absorb and evaluate the information (generally one full business day, although the timeline may vary depending on the circumstances). You should assume that all information obtained in the course of your employment is non-public and should make certain that you only trade in respect of information that has already entered the public domain. Information does not cease to be non-public as a result of being the subject of rumors or other unofficial statements in the marketplace.

If you have a question regarding whether the information that you possess about the Company, another entity, Financial and Commodity Interests, Exchange-Traded Securities or other securities is Material Non-public Information, please contact GCC or the ICE Parent Legal Department before you trade.
Material Non-public Information is a special subset of confidential information. You may not share any confidential information except on a very restricted basis. See Section II.F. for more information.

10b5-1 Plan	“10b5-1 Plan” means a pre-approved trading plan that complies with SEC Rule 10b5-1(c) and has been submitted to and reviewed by the ICE Parent Legal Department. After a 10b5-1 Plan becomes effective, you retain no discretion or influence over the trading activity subject to the plan. See Section II.H. below for additional information.
Blackout Period	“Blackout Period” means a period when the Trading Window in ICE Stock is closed and the trading in ICE Stock is prohibited.
Company Persons or You	“Company Persons” or “You” means all Employees and Non-Executive Board Directors of ICE Parent and subsidiaries of the Company (and, in each case, their respective Family and Household Members).
Covered Persons
“Covered Persons” means an Employee who, by reason of his or her job for the Company, is likely to have access to Material Non-public Information about Financial and Commodity Interests, Exchange-Traded Securities, other securities, the Company or another company (including for example, customers, vendors, exchange or clearing members, current or prospective issuers or entities with which ICE may be negotiating a transaction or investment). Covered Persons include among others, members of ICE Parent Senior Management, designated members of ICE Parent Legal Department and Employees specifically designated by Global Corporate Compliance or the ICE Parent Legal Department based on such persons’ access to Material Non-public Information (e.g., deal teams, M&A project teams, certain information and cybersecurity Employees and certain executive administrative assistants). Covered Persons also include those Employees who have been granted access to systems containing Material Non-public Information or are provided with written information or participate in discussions concerning subjects that involve Material Non-public Information. The Company maintains a list of Covered Persons and will notify any Employee who becomes a Covered Person under this Policy. If you have a question regarding whether you are a Covered Person, please contact Global Corporate Compliance.

Employees	“Employees” means all employees and contractors/consultants of the Company.
Family and Household Members
“Family and Household Members” means:
•A Company Person’s spouse or domestic partner, minor children and adult children or any other relative sharing the same household as the Company Person;
•Any other person with whom the Company Person cohabits and shares financial responsibilities;
•Any person who does not live in the same household as the Company Person but whose personal trading is directed by or subject to the Company Person’s access, influence or control (such as parents or children living in separate households who consult the Company Person before they trade); or
•Any other natural or legal person, trust entity or partnership whose (i) managerial responsibilities are discharged by, (ii) that is directly or indirectly controlled by, or (iii) whose economic interests are substantially equivalent to the economic interests of, the Company Person or any other Family or Household Member.

GCC	“GCC” means Global Corporate Compliance, a unit of the Company that is responsible for administering this Policy. Contact GCC at **Compliance - Global/Compliance-Global@ice.com.
ICE Parent	“ICE Parent” means Intercontinental Exchange, Inc.

ICE Parent Senior Management	“ICE Parent Senior Management” means Employees that attend the standing weekly CEO meeting.
Non-Executive Board Directors	“Non-Executive Board Directors” means persons who serve as directors of ICE Parent or Company subsidiary boards and who are not Employees.
Trading Window	“Trading Window” means a period of time during which the trading of ICE Stock is permitted. See Section II.A for more information on Trading Windows.

PRODUCT DEFINITIONS
Digital Assets	“Digital Assets” means digital assets designed to work as a medium of exchange, store of value, unit of account or representation of an asset that uses cryptography to secure financial transactions, control the creation of additional units, and verify the transfer of assets.
Exchange-Traded Securities
“Exchange-Traded Securities” means publicly traded individual stocks (common or preferred shares), options on equity securities, exchange traded funds (“ETFs”), security tokens, and other publicly listed securities (such as corporate debt securities, warrants and limited partnership interests, contracts for difference (CFDs) and spread betting). Exchange-Traded Securities includes ICE Stock and does not include Financial and Commodity Interests, mutual funds, government securities, or municipal bonds.

ETF	“ETF” means all categories of exchange traded products that are traded on national securities exchanges, foreign securities exchanges or foreign stock exchanges including “exchange traded funds” registered under the Investment Company Act of 1940, “exchange traded vehicles” and “exchange traded notes” registered under the Securities Act of 1933 (typically partnership units).
Financial and Commodity Interests
“Financial and Commodity Interests” means swaps, forwards, future or option contracts, physically settled contracts or indexes subject to the rules of a derivatives clearing organization, designated contract market, foreign board of trade, multi-lateral trading facility, prediction market, regulated market operator, swap execution facility, unregulated platform or a platform offered by a benchmark administrator. Financial and Commodity Interests includes contracts based on agricultural commodities, foreign exchange, and natural resources such as energy and metals, and other physical or tangible commodities, as well as Digital Assets, futures and options on futures, fixed income securities, credit, and indices of various kinds. Financial and Commodity Interests does not include Exchange-Traded Securities.

ICE Debt	“ICE Debt” means corporate bonds issued by ICE Parent.
ICE Stock	“ICE Stock” means the shares of common stock issued by ICE Parent.
ICE Products	“ICE Products” means Financial and Commodity Interests offered by a subsidiary of the Company. ICE Products does not include Exchange-Traded Securities.
Other ICE Securities	“Other ICE Securities” means any other security issued by ICE Parent that is not included in ICE Debt or ICE Stock.
Look-a-like ICE Products	“Look-a-like ICE Products” means Financial and Commodity Interests that are alternative or similar to ICE Products and not offered or cleared by a subsidiary of the Company.

C.Applicability
This Policy applies globally to all Company Persons and is not intended to supersede any applicable law. Rather, this Policy should be considered in conjunction with applicable law, as well as any additional trading policies or rules that apply specifically to certain Company business units or subsidiaries.
As set forth in more detail below, certain additional provisions of this Policy apply specifically to Covered Persons and certain Employees must also comply with the additional requirements outlined in the Company’s Additional Obligations and Procedures for Covered Persons and Employees of Certain

Business Units (referred to in this Policy as the Company’s “Procedures”). To the extent any other policies or rules are more stringent than the restrictions in this Policy, the more restrictive provisions apply.
This Policy may not directly address every situation or issue that can arise with respect to trading. Compliance with this Policy will be analyzed by reference to the Policy objectives in this document and the ICE Global Code of Business Conduct. Any trading activity that violates the intent and/or spirit of this Policy is prohibited.
If you have any questions about how this Policy applies, please contact GCC at Compliance-Global@ice.com, the Legal Department or your local compliance officer promptly.
D.Legality of Transactions
It is important that before you engage in the trading of Financial and Commodity Interests, Exchange-Traded Securities, or other securities, you are in compliance with all applicable laws and regulations. It is important to ask yourself some questions:

•Are you following both the letter and the spirit of the law?
•Do you know the legal requirements that apply? For example, is cryptocurrency a legal tender in your country?
•Is there any prohibition of you owning a security based on its registration status?

The trading in Financial and Commodity Interests, Exchange-Traded Securities or other securities that have been designated as sanctioned transactions (e.g., transactions prohibited under the Venezuelan or Crimea sanction programs in the United States and/or European Union or digital currency addresses sanctioned by the Office of Foreign Assets Control of the U.S. Department of the Treasury) is strictly prohibited under this Policy.

E.The Prohibition Against Insider Trading
The buying or selling of Financial and Commodity Interests, Exchange-Traded Securities or other securities while you possess Material Non-public Information (otherwise known as “insider trading”) may be a criminal offense and is strictly prohibited by this Policy. During the course of your work at ICE, you may become aware of Material Non-public Information and if you are aware of Material Non-public Information relating to ICE, you may not, directly or indirectly, (a) buy or sell of ICE Stock, ICE Debt or Other ICE Securities (other than pursuant to a pre-established 10b5-1 Plan as defined in Section II of this Policy), (b) engage in any other action to take personal advantage of that information, or (c) pass that information on to others. The Company is also prohibited from trading at any time in ICE Debt, ICE Stock or Other ICE Securities on the basis of Material Non-public Information, consistent with applicable law.

The prohibition of insider trading is not limited to trading in ICE Stock, ICE Debt or Other ICE Securities. In accordance with applicable law and this Policy, Company Persons who, in the course of working for the Company, learn of Material Non-public Information about our products or another company (for example customers, exchange or clearing members, vendors, current or prospective issuers or entities with which the Company may be negotiating a transaction or investment), may not trade in Financial and Commodity Interests, Exchange-Traded Securities or other securities of another company that may be impacted by the Material Non-public Information. Information that is not material to ICE nevertheless may be material to one of those companies.

Transactions that may appear necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure or to satisfy margin calls, are not exceptions to this Policy. Further, applicable law provides that a person will be deemed to have traded on the basis of Material Non-public Information if the person effects the transaction while “aware” of the information. Thus, individuals would not be able to claim as a defense that the Material Non-public Information did not affect the decision to trade.
F.“Tipping” Material Non-public Information is Prohibited
You must not pass Material Non-public Information on to others or recommend to anyone the purchase or sale of any Financial and Commodity Interests, Exchange-Traded Securities or other securities on the basis of such information. This practice, known as “tipping” under applicable law, is illegal and may result in the same civil and criminal penalties that would apply if you had traded on the information yourself. Further, it is possible that this liability may attach whether or not you derive any benefit from the “tippee’s” actions. Given the importance of the Company’s reputation and our unique position to safeguard the integrity of the markets we operate, you may never disclose any confidential information, including Material Non-public Information, to others except in furtherance of legitimate business interests of the Company, on a need to know basis or where permitted in accordance with applicable law or where contemplated or required by the Company’s policies. See the Company’s Global Code of Business Conduct; Corporate Information Security Policies and Employee Handbooks for more information regarding confidentiality obligations.
G.Transactions by Family or Household Members
The same restrictions regarding insider trading and tipping that apply to Company Persons apply to their Family and Household Members (defined in Section I.B of this Policy). You will be held responsible for compliance with the insider trading prohibitions in this Policy by your Family and Household Members. In fact, regulatory authorities have made clear that the giving or receipt of information to or from a spouse, parent, child, friend or sibling, and subsequent trading on that information, will in most cases provide a sufficient basis for insider trading liability, both for the person trading on the Material Non-public Information and for the person tipping such information.
H.Internet Postings and Social Media
Posting Material Non-public Information or responding to or making statements or recommendations based on this information, on any internet website, electronic bulletin board, internet message board, internet chat room, social media service (e.g., X) or other similar form of electronic communication may constitute tipping under applicable laws. Because of the high potential for leaks of Material Non-public Information posed by these activities and the resulting liability for both you and the Company, you may not post any information on any such forum, either directly or in response to another posting, about the Company, its business plans, Company Persons, customers, members, suppliers, vendors or other business relationships unless in accordance with ICE’s Global Disclosure and Corporate Communications Policy and Social Media Policy. Immediately notify GCC or the ICE Parent Legal Department if you are aware of such activities by any other Company Person. Please refer to the ICE Corporate Information Security Policies for additional information.
I.Termination of Employment
The prohibition regarding trading while in possession of Material Non-public Information continues to apply even after your employment with the Company ends. If you are in possession of Material Non-public Information at the time your employment ends, you may not trade in the Financial and Commodity Interest, Exchange-Traded Security or other security to which the information relates until one full trading day after the information is released to the public or in accordance with the confidentially provisions of your employment, whichever is more restrictive.

II.TRADING IN ICE STOCK
To provide assistance in preventing inadvertent insider trading violations and avoiding the appearance of an improper transaction, You are only permitted to trade ICE Stock during a Trading Window and not during a Blackout Period (i.e., when the Trading Window described below is “closed”).

A.Trading Windows and Blackout Periods
A Trading Window is a time period during which transactions in ICE Stock are permitted.
Note, however, even during a Trading Window:
•You may not be permitted to trade ICE Stock if you have been told you are on a blackout list, and
•You may never trade ICE Stock while in possession of Material Non-public Information relating to the Company, except pursuant to 10b5-1 Plans.
Generally, a Trading Window will commence one full trading day following the public release of the Company’s annual or quarterly financial results. For example, if the public release of ICE’s quarterly earnings occurs on Tuesday before the U.S. market opens, the Trading Window would open on Wednesday with the U.S. market open. If earnings are released after the market opens on Tuesday, the Trading Window would open on Thursday with the U.S. market open.

Unless otherwise noted in a Company communication, the Blackout Period begins twenty (20) calendar days prior to the end of the quarter (specifically, at midnight on March 11, June 10, September 10 and December 11 of each year), unless a Blackout Period is announced sooner.

Unless covered by a 10b5-1 Plan, all trades in ICE Stock by Company Persons must be completed during the Trading Window regardless of the type of order. Thus, you must cancel a limit or good-till-cancel order that is not completed before the Blackout Period begins.

The Company may commence special Blackout Periods applicable to some or all Company Persons at any time it deems necessary.
B.Pre-Clearance of Trading in ICE Stock Required by Covered Persons and Non-Executive Board Directors
During a Trading Window, Covered Persons and Non-Executive Board Directors are under the added obligation to pre-clear their or their Family and Household Members’ transactions in ICE Stock as follows:
•Covered Persons are required to submit their request via the Company’s Compliance Reporting System. All Covered Persons must obtain pre-clearance approval prior to executing the transaction. A denial must be maintained in strictest confidence. Covered Persons who believe that a denial occurred erroneously should contact GCC, as appropriate, and ask that the trade be reviewed manually.
•Non-Executive Board Directors are required to email requests to trade as outlined by the Company to tradeapprovals@ice.com.

Pre-clearance is not required for transactions in (a) ICE Stock pursuant to a 10b5-1 Plan (see Section II.H. below) ; (b) a personal trading account (i) that is managed by a registered investment advisor or equivalent; (ii) in which unsolicited orders are not accepted; and (iii) over which the Covered Person has no discretion or (c) certain types of trust and estate accounts and liquidating-only brokerage accounts, as described in the Company’s procedures.

All trade pre-clearance approvals are effective through the earlier of the close of the regular trading session on the fifth (5th) business day following such approval or the closing of the Trading Window (for ICE Stock), provided, however, that clearance may be revoked upon notice by GCC or the ICE Parent Legal Department. After receiving approval, if the Covered Person chooses not to place an order to trade, they are not required to notify GCC of such decision. After the fifth (5th) business day, if the trade has not occurred and the Covered Person still wishes to execute the trade, the Covered Person again must request pre-clearance approval of the trade. Accordingly, limit, good-till-cancel or similar orders that remain unexecuted at the close of the regular trading session on the fifth (5th) business day following approval, must be cancelled unless another trade pre-clearance approval has been requested and received. Likewise, if an order to purchase or sell ICE Stock is entered but not fully executed at the time that a Blackout Period commences, then you must cancel the order or unexecuted portion before the Blackout Period.

Failure to pre-clear a trade as required may result in, among other consequences, the unwinding of the trade, the Covered Person being held responsible for all related expenses, the forfeiture of all gains, and other disciplinary action up to and including termination of employment.
C.Gifting of ICE Stock
You are only permitted to gift ICE Stock during a Trading Window and not during a Blackout Period and only when you do not have Material Non-public Information regarding the Company or ICE Stock. Covered Persons are required to pre-clear their gifts in ICE Stock as outlined in Section II.B above.
D.Additional Limitations on Trading in ICE Debt, Other ICE Securities and ICE Stock
The Company’s goal is to provide long-term value for its stockholders. Transactions in certain securities could put your interests ahead of the interests of the Company’s stockholders. To further align your interests with those of the Company and its stockholders You are prohibited from:
•Buying or selling ICE Debt or Other ICE Securities.
•Engaging in any speculative or hedging transaction in ICE Stock. For example, you may not engage in a “short sale” of ICE Stock where you attempt to profit from an anticipated drop in the value of ICE Stock.
•Buying or selling puts, calls, options, warrants, prepaid variable forward contracts, equity swaps, collars or similar instruments on ICE Stock and engaging in other transactions with respect to ICE Stock that might be considered speculative.
•Holding ICE Stock in a margin account or pledging ICE Stock as collateral since these transactions could involve a forced sale of ICE Stock during a time period when you are aware of Material Non-public Information about the Company. Even if you did not initiate the sale, this would be a violation of insider trading laws and this Policy.
•Entering into transactions, such as those involving a hedging strategy that would permit a Company Person to lock in a portion of the value of ICE Stock. Such transactions also place your interest in conflict with the Company’s goal of increasing value for its stockholders.
E.Dividend Reinvestments in ICE Stock
This Policy permits purchases of ICE Stock through a dividend reinvestment program, whereby you elect to reinvest cash dividends paid by ICE Parent by purchasing additional or fractional shares of ICE Stock on the dividend payment date, as long as the decision to reinvest dividends was made during a Trading Window and was not made based on Material Non-public Information.

F.Monitoring of Transactions in ICE Stock for Covered Persons
The Company monitors compliance by Covered Persons with the requirements of this Policy with respect to transactions in ICE Stock and imposes certain disclosure and reporting obligations on Covered Persons with respect to transactions in ICE Stock. A Covered Person must disclose, subject to limited exceptions, a personal trading account in the Compliance Reporting System if the account allows for transactions (e.g., purchases, sales, hedges, donations) in ICE Stock. Covered Persons are prohibited from making any such transaction in such an account that has not been disclosed.

In addition, subject to limited exceptions, personal trading accounts that allow for discretionary trading in ICE Stock must be maintained at a designated broker if the Covered Person is located in the United States. Covered Persons located outside of the United States are permitted to maintain personal trading accounts at any broker that is not located in the United States. Non-U.S. Covered Persons with personal trading accounts located in the United States are required to maintain such accounts at a designated broker.

G.Direct Share Purchase Plans in ICE Stock
As it relates to ICE Stock, Employees may only participate in direct share purchase plans offered by the Company. Any election (or change to an election) to participate in a direct share purchase plan offered by the Company must be made during a Trading Window and must not be based on Material Non-public Information.

H.10b5-1 Plans
Company Persons are eligible to enter into 10b5-1 Plans with certain designated brokerage firms as named from time to time by the ICE Parent Legal Department. A 10b5-1 Plan is a written contract between You and a designated brokerage firm that contains instructions as to the timing, amount and price of ICE Stock to be bought or sold and must comply with all of the requirements of SEC Rule 10b5-1(c). You retain no discretion or influence over the trading activity after the 10b5-1 Plan becomes effective. Therefore, a 10b5-1 Plan can provide an affirmative defense to an allegation of insider trading.

You may not adopt, make changes to or terminate a 10b5-1 Plan during a Blackout Period or when you are in possession of Material Non-public Information. You must obtain ICE Parent Legal Department pre-approval for implementation of, modification to or termination of any 10b5-1 Plan or other trading program or plan involving ICE Stock.
I.Transactions Related to Company Benefit Plans
This Policy generally does not apply to transactions pursuant to benefit plans that the Company may offer, such as the grant of Restricted Stock Units in ICE Stock as a component of a bonus award, the vesting of such units, Company contributions to a defined contribution plan, the purchase of ICE Stock under the Company’s Employee Stock Purchase Plan (“ESPP”) from your periodic payroll contributions under an election you made at the time of enrollment, and the purchase of ICE Stock under the Company’s 401(k) plan resulting from your earlier election, so long as the earlier election was made during a Trading Window and at a time when you were unaware of Material Non-public Information. The restrictions in this Policy that apply to the trading in ICE Stock do, however, apply to sales of ICE Stock purchased under the ESPP or distributed to you from the 401(k), and to elections generally made under the ESPP and 401(k). Please note that the terms and conditions of the ESPP and 401(k) plan are not designed to satisfy the affirmative defense conditions of Rule 10b5-1(c) (see Section II.H above).
Covered Persons who receive ICE Stock under a Company Benefit Plan are required to pre-clear discretionary activity as outlined in Section II.B above.

III.TRADING IN OTHER PRODUCTS OR SECURITIES
A.Prohibition on Trading in ICE Products (other than Exchange-Traded Securities)
ICE Parent Senior Management, Employees of or that support the operations of the Company’s derivatives exchanges, platforms and clearinghouses, and Non-Executive Board Directors of the ICE Parent board (and their respective Family and Household Members) are prohibited from trading, either directly or indirectly, in any ICE Products and Look-a-like ICE Products (defined in Section I.B of this Policy). In other words, you cannot avoid the prohibition on trading ICE Products by trading substantially similar Financial and Commodity Interests that are based on the same underlying asset as an ICE Product.

Non-Executive Board Directors of certain Company subsidiary boards (and their respective Family and Household Members) are prohibited from trading, either directly or indirectly, in any ICE Products and Look-a-like ICE Products, while in possession of Material Non-public Information (see Section I.E above).

Contact GCC for guidance in the event a Family or Household Member, by reason of his or her employment, may engage in trading in ICE Products and Look-a-like ICE Products (for example, as a trader for a customer of ICE’s markets).
B.Trading in Exchange-Traded Securities and Financial and Commodity Interests
An Employee is permitted to trade in Exchange-Traded Securities, Financial and Commodity Interests or other securities, subject to the holding period requirement below, provided (i) the Employee does not have Material Non-public Information, and (ii) the Employee is not subject to the additional restrictions as outlined in the Company’s procedures.

i.Prohibition on Participating in Initial Public Offerings on NYSE Group Markets

Employees, Non-Executive Board Directors of the ICE Parent board and the NYSE Group market1 subsidiary boards (and their respective Family and Household Members) may not participate in initial public offerings of securities (“IPOs”) of companies listed on the NYSE Group markets other than with respect to shares previously held by such person. After an IPO has been completed, trading is permitted in the secondary market subject to compliance with the other provisions of this Policy.

This restriction on trading is intended to assist the Company in avoiding the appearance that Employees or relevant Non-Executive Board Directors may have an unfair advantage over the investing public in the assignment of shares in primary offerings of listed companies on the NYSE Group markets.

ii.Mandatory Five Business Day Holding Period Applicable to Employees’ Transactions in Exchange-Traded Securities, Financial and Commodity Interests and Other Securities

Employees’ trading activity should be reasonable, oriented towards investment rather than speculation, and not interfere with their job responsibilities. For these reasons, the Company requires Employees to maintain positions in Exchange-Traded Securities, Financial and Commodity Interests and other securities for a minimum of five (5) business days. Employees are also prohibited from repurchasing the
1 NYSE Group markets collectively the New York Stock Exchange LLC, NYSE American, LLC, NYSE Arca, Inc., NYSE National, Inc. and NYSE Texas, Inc.

same Exchange-Traded Securities, Financial and Commodity Interests and other securities after selling them without waiting five (5) business days after such a sale. There may be rare exceptions to this rule; however, any such exception must be pre-approved in writing by GCC. Depending upon the circumstances at the time a request is made; approval may or may not be granted.
IV.MISCELLANEOUS PROVISIONS
A.SEC Section 16 and Rule 144 Compliance
Non-Executive Board Directors of the ICE Parent board and certain officers of the Company are required to file reports with the SEC under Section 16 of the Securities Exchange Act of 1934, as amended, and must comply with additional reporting obligations and trading limitations involving ICE Stock, including those set forth in Rule 144 of the Securities Act of 1933 regarding the sale of “control securities.”

For example, control securities are held by an issuer’s affiliates (e.g., executive officers, directors, significant shareholders), who are required to file with the SEC a notice of sale concurrently with placing an order to sell these securities. Section 16 requires certain ICE Parent officers and ICE Parent Non-Executive Board Directors to report to the SEC within two (2) business days all transactions (including gifts) in ICE Stock and derivatives, compensatory options and restricted stock units. They also are subject to disgorgement of profits resulting from certain “short swing” transactions occurring within a six (6) month period.

If you are subject to these provisions, you are required to pre-clear all transactions in ICE Stock (e.g., purchase, sale, gifts, or other transfers) and to file a Form 4, Form 144 or other documents with the SEC in connection with the transactions. At your request, the Company will assist you in completing the necessary documents. Remember, however, that the ultimate determination of whether you are subject to these requirements and the responsibility for the timely filing of the required forms rests with you.

B.Reporting, Compliance Monitoring and Violations
If an Employee would like to report a violation of this Policy they should follow the reporting procedures outlined in ICE’s Global Reporting and Anti-Fraud Policy.

The Company may periodically monitor for compliance with this Policy as necessary and appropriate for Employees that have not been designated Covered Persons (for Covered Persons see Section II.F).

Failure to comply with the requirements of this Policy may lead to Company-imposed sanctions, that could include unwinding a position in an Exchange-Traded Security, disciplinary action and/or dismissal for cause, whether or not the failure to comply results in a violation of law.

This Policy does not address every possible scenario that may arise. If you are unsure of whether this Policy applies in a particular situation, you should consult with your local compliance officer or GCC at **Compliance - Global/Compliance-Global@ice.com.